Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Convergys Corporation, for the exchange of 4.875% senior notes due 2009 and to the incorporation by reference therein of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of Convergys Corporation, and the effectiveness of internal control over financial reporting of Convergys Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Ernst & Young LLP
Cincinnati, Ohio
September 8, 2009